Exhibit 99.1

NewMarket Corporation Announces Redemption of Senior Notes Due 2016

Richmond, VA, April 16, 2012 — NewMarket Corporation (NYSE: NEU) announced today that it has redeemed all outstanding 7.125% Senior Notes due 2016 (the “Senior Notes”), representing an aggregate principal amount of $150 million. The Senior Notes are governed by an indenture, dated as of December 12, 2006, as amended and supplemented, among the Company, certain subsidiary guarantors and Wells Fargo Bank, N.A., as Trustee. Pursuant to the indenture, the redemption price of the Senior Notes was 103.563% per $1,000 of principal amount of the Senior Notes, plus accrued and unpaid interest on the Senior Notes, to April 16, 2012. Such redemption price has been deposited with the Trustee pursuant to the indenture.

As a result of the redemption, none of the Senior Notes remain outstanding, and the indenture governing the Senior Notes and the subsidiary guarantees related thereto have been satisfied and discharged in accordance with the indenture.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; supply disruptions at single sourced facilities; ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete recent or future acquisitions or successfully integrate recent or future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2011 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688